Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated February 20, 2009, relating to the consolidated financial statements of ArcelorMittal and subsidiaries (“ArcelorMittal”), and the effectiveness of ArcelorMittal’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte S.A.

Luxembourg, Grand-Duchy of Luxembourg

March 2, 2009